UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

SWINGPLANE VENTURES, INC.
Exact name of registrant as specified in its charter

Nevada	000-54571	27-2919616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alcantara 200, piso 6, Las Condes, Santiago, Chile	7550159
(Address of principal executive offices)	(Zip Code)

(800) 373-0537
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 2.01  Termination of  a Material Definitive Agreement

On May 27, 2013, Swingplane Ventures, Inc. (the “Company”) negotiated an extension on the notice of Default that was filed pursuant to an Option Agreement and amendments thereto with it’s wholly owned subsidiary, Mid Americas Corp.   Under the terms of the extension agreement, the Company was required to pay approximately $55,000 in property maintenance fees on or before June 15, 2013.    Under the extenstion agreement the Optionors agreed to evaluate Swingplane’s proposal to renegotiate the existing Option Agreements and the amendements thereto at such time as the Optionees, in attendance with potential joint venture partners, attend at the property on or about June 7, 2013.

Mid Americas Corp. paid  the funds in trust to its Chilean legal counsel on June 5, 2013 to pay the property taxes to be paid prior to June 15, 2013, subject to the renegotiation.

On June 7, 2013, management and the potential joint venture partner met with the Optionors and spent two days undertaking a property visit.

At the end of the property visit, the potential joint venture partner proposed to Mid Americas Corp. and the Optionors a joint venture whereby they would undertake a joint venture to earn 65% of the project by way of  funding the property, in phases as warranted, through to a feasibility study. They proposed to undertake mapping, sampling and drilling programs to determine if a mine plan could be executed.   They further proposed that upon determination to proceed to construction of a mine, they would fund construction and would carry the Optionor and Mid Americas Corp. to be repaid from production.   The exploration program proposed was estimated to be a four year program.

During the exploration program, the  Optionors and  Mid Americas Corp. could continue small mining production on the property to generate revenues.    The Company proposed to raise the funds for a small miner exploitation plan, which would require some additional sampling and some minor drilling of the property to be able to provide some resource estimates to the Company’s potential funders.  The Company further asked the Optionor to provide the amount of funding that would allow for continuing operations to allow for the Optionor to keep the project ongoing until the Company could raise the required additional funding.

The Optionors requested payment of $500,000 by July 1, 2013 in order to enter into a renegotiated agreement.   Mid Americas Corp. had no ability to raise the $500,000  by July 1, 2013 and the joint venture partner  advised they would not pay any up front funds, other than property tax payments and any payments required to keep the property in good standing, to the Optionors.

Therefore, the Company determined that it would not be advisable to pay the property tax payment on June 15, 2013 as it would not be able to raise the required $500,000 by that date.    On June 15, 2013, when the property tax payment was not paid, the Company  had breeched the payment as required for the extension of the option and therefore, unless the Company can get the Optionors to reconsider their position, Mid Americas Corp. and the Company have no further rights or interest in or to the Algarobbo property.

Management has advised the Optionors that should they wish to reconsider their position in regard to the requirement for $500,000 by July 1, 2013, the Company would make every effort to negotiate a new agreement on terms it believes it could meet as the Company believes that the Algarobbo project is of sufficient merit to warrant making every effort to maintain an interest in the project.  As at the time of this filing, the Optionors have not indicated to management there is any interest in continuing negotiations.  Management intends to undertake one further attempt to contact the Optionors in an effort to get them to reconsider, however, there can be no assurance that they will be successful or if they can get the Optionors to reconsider that they will be able to present any offer that may be acceptable to the Optionors.

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors or Certain Officers:

On June 13, 2013, Mr. Johannes Lindorfer tendered his resignation as a director of the Company.

Mr. Lindorfer did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SECTION 8 – OTHER EVENTS

Item 8.01 – Other Events

Management has determined to continue in the mining industry due to the associations it has made with potential funding sources and experienced mining contacts, such as the potential joint venture partner. The Company has spoken with the consulting geologist to the joint venture partner in regard to other projects whereby the Company might participate as the Company has determined to remain in the mining industry.    One such project has been identified and the technical information has been requested.  This project is believed to be further developed than the Algarobbo property  as it  has a resource identified and estimated.  As we currently understand the project, it will require funds for exploitation and does not require any exploration funding.   Exploitation funds are much more easily raised in this current financing environment.  Technical data has been requested and once received will be reviewed and at that time an agreement would be negotiated subject to a property visit.   It is believed that the main cost items will be dewatering and plant maintenance to get the project operational.   The project is a gold property in Mexico which would make it much more accessible to current management and less costly in regard to operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SWINGPLANE VENTURES, INC.

Date:	June 21, 2013	By:	/s/ Carlos De la Torre
		Name:	Carlos De la Torre
		Title:	President, Chief Executive Officer (Principal Executive Officer), Secretary, and Chief Financial Officer (Principal Financial Officer) and Director